Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Patriot Capital Funding, Inc.:
We have issued our reports dated March 13, 2009, with respect to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting included in the Annual Report of Patriot Capital Funding, Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Patriot Capital Funding, Inc. on Form S-8 (File No. 333-144539), effective July 13, 2007, and the Registration Statement of Patriot Capital Funding, Inc. on Form S-8 (File No. 333-152981), effective August 13, 2008.
/s/ GRANT THORNTON LLP
New York, New York
March 13, 2009